UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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New Fortress Energy LLC
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NEW FORTRESS ENERGY LLC
April 28, 2020

Dear Fellow Shareholders:
On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of New Fortress Energy LLC (the “Annual Meeting”) to be held at Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates, One Manhattan West, New York, New York, on June 8, 2020, at 9:00 a.m., Eastern Time. The matters to be considered by the shareholders at the Annual Meeting are described in detail in the accompanying materials.
IT IS IMPORTANT THAT YOU BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER YOU ARE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON. Let me urge you to vote today by the Internet, by telephone or by completing, signing and returning your proxy card in the envelope provided.
PLEASE NOTE THAT YOU MUST FOLLOW THESE INSTRUCTIONS IN ORDER TO ATTEND AND BE ABLE TO VOTE AT THE ANNUAL MEETING: All Shareholders may vote in person at the Annual Meeting. In addition, you may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person as the proxy with power to vote your shares on your behalf. If you are a beneficial owner of shares, you must take the following three steps in order to be able to attend and vote at the Annual Meeting: (1) obtain a legal proxy from your broker, bank or other holder of record and present this legal proxy to the inspector of elections along with your ballot; (2) contact our Investor Relations department to obtain an admission card and present this admission card to the inspector of elections; and (3) present an acceptable form of photo identification, such as a driver’s license or passport, to the inspector of elections.
Sincerely,

/s/ Wesley R. Edens

Wesley R. Edens
Chairman of the Board of Directors

NEW FORTRESS ENERGY LLC
NOTICE OF THE 2020 ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of New Fortress Energy LLC:
The annual meeting of shareholders of New Fortress Energy LLC, a Delaware limited liability company, will be held at Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates, One Manhattan West, New York, New York, on June 8, 2020, at 9:00 a.m., Eastern Time. The matters to be considered and acted upon by shareholders at the Annual Meeting, which are described in detail in the accompanying materials, are:
(i)	a proposal to elect three Class I directors to serve until the 2023 annual meeting of shareholders and until their successors are duly elected or appointed and qualified;
(ii)	a proposal to approve the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2020; and
(iii)	any other business properly presented at the Annual Meeting.
Shareholders of record at the close of business on April 24, 2020 will be entitled to notice of and to vote at the Annual Meeting. It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. A Proxy Statement, proxy card and self-addressed envelope are enclosed. Return the proxy card promptly in the envelope provided, which requires no postage if mailed in the United States. You can also vote by telephone or by the Internet by following the instructions provided on the proxy card. Whether or not you plan to attend the Annual Meeting in person, please vote by one of these three methods. If you are the record holder of your shares and you attend the meeting, you may withdraw your proxy and vote in person, if you so choose.
By Order of the Board of Directors,

/s/ Cameron D. MacDougall
Cameron D. MacDougall
Secretary
111 W. 19th Street, 8th Floor
New York, New York 10011
April 28, 2020
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 8, 2020:

The Notice of Annual Meeting, Proxy Statement and the Annual Report on Form 10-K
are available on the Investor Relations section of our website at
www.newfortressenergy.com.

i

ii

NEW FORTRESS ENERGY LLC
111 W. 19th Street, 8th Floor
New York, New York 10011
PROXY STATEMENT
For the 2020 Annual Meeting of Shareholders to Be Held on
June 8, 2020
This Proxy Statement and the accompanying proxy card and notice of annual meeting are provided in connection with the solicitation of proxies by and on behalf of the board of directors of New Fortress Energy LLC (the “Board of Directors”), a Delaware limited liability company, for use at the Annual Meeting to be held on June 8, 2020 and any adjournments or postponements thereof. “We,” “our,” “us,” “the Company” and “NFE” each refers to New Fortress Energy LLC. The mailing address of our executive office is 111 W. 19th Street, 8th Floor, New York, New York 10011. This Proxy Statement, the accompanying proxy card and the notice of annual meeting are first being mailed to holders of common shares representing limited liability company interests of the Company (the “Common Shares”), on or about April 28, 2020.
At the date hereof, management has no knowledge of any business that will be presented for consideration at the Annual Meeting and which would be required to be set forth in this Proxy Statement or the related proxy card other than the matters set forth in the Notice of Annual Meeting of Shareholders. If any other matter is properly presented at the Annual Meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.
Matters to be considered at the Annual Meeting
At the Annual Meeting, shareholders of the Company’s Common Shares will vote upon:
(i)	a proposal to elect three Class I directors to serve until the 2023 annual meeting of shareholders and until their successors are duly elected or appointed and qualified;
(ii)	a proposal to approve the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2020; and
(iii)	any other business that may properly come before the annual meeting of shareholders or any adjournment of the annual meeting.

GENERAL INFORMATION ABOUT VOTING
Solicitation of Proxies
The enclosed proxy is solicited by and on behalf of our Board of Directors. The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mail, proxies may be solicited by officers and directors, without additional remuneration, by personal interview, telephone or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record as of the close of business on April 24, 2020, and will provide reimbursement for the cost of forwarding the material.
Shareholders Entitled to Vote
As of April 24, 2020, there were 168,579,067 Common Shares outstanding and entitled to vote, consisting of 24,236,495 Class A shares and 144,342,572 Class B shares. Each Common Share entitles the holder to one vote. Shareholders of record at the close of business on April 24, 2020 are entitled to vote at the Annual Meeting or any adjournment or postponement thereof.
Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company LLC, you are considered the shareholder of record with respect to those shares, and these proxy materials were sent directly to you by the Company.
Street Name Holders. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials will be or have been forwarded to you by your bank or broker. The bank or broker holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct your bank or broker on how to vote the shares held in your account. If you wish to attend the Annual Meeting, you will need to obtain a “legal proxy” from your bank or broker.
Required Vote
A quorum will be present if the holders of a majority of the outstanding shares entitled to vote are present, in person or by proxy, at the Annual Meeting. If you have returned a valid proxy or if you hold your shares in your own name as holder of record and attend the Annual Meeting in person, your shares will be counted as present for the purpose of determining whether there is a quorum. Abstentions and broker “non-votes” (as described below) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
If a quorum is not present, the Annual Meeting may be adjourned by the chairman of the meeting or by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.
For the election of the nominees to our Board of Directors, the affirmative vote of a plurality of the votes cast at the Annual Meeting is sufficient to elect the nominee if a quorum is present. For the approval of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve such matter.
Broker non-votes are instances where a broker holding shares of record for a beneficial owner does not vote the shares because it has not received voting instructions from the beneficial owner and therefore is precluded by the rules of the Nasdaq Global Select Market (“Nasdaq”) from voting on a particular matter. Under Nasdaq rules, when a broker holding shares in “street name” does not receive voting instructions from a beneficial owner, the broker has discretionary authority to vote on certain routine matters but is prohibited from voting on non-routine matters. Brokers who do not receive instructions are not entitled to vote on the election of directors but they are entitled to vote on the ratification of the appointment of the independent registered public accounting firm.
A vote “withheld” from a director nominee or a broker non-vote on a director nominee will have no effect on the outcome of the vote because it will not be counted in the number of votes cast on a matter and a plurality of the votes cast at the Annual Meeting is required for the election of each director. Similarly, any abstentions or broker non-votes on the ratification of the appointment of the independent registered public accounting firm will not affect the outcome because abstentions and broker non-votes are not counted as votes cast.

If the enclosed proxy card is properly executed and returned to us in time to be voted at the Annual Meeting, it will be voted as specified on the proxy card unless it is properly revoked prior thereto. If no specification is made on the proxy card as to any one or more of the proposals, the Common Shares represented by the proxy will be voted as follows:
(i)	FOR the election of the nominees to our Board of Directors;
(ii)	FOR the approval of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and
(iii)	in the discretion of the proxy holder on any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.
As of the date of this Proxy Statement, we are not aware of any other matter to be raised at the Annual Meeting.
Voting
Shareholders of Record. If you are a shareholder of record, you may instruct the proxies to vote your shares by telephone, by the Internet or by signing, dating and mailing the proxy card in the postage-paid envelope provided. In addition, you may vote your Common Shares in person at the Annual Meeting.
Street Name Holders. If you are a street name holder, you will receive instructions from your bank or broker that you must follow to be able to attend the Annual Meeting or to have your shares voted at the Annual Meeting.
Right to Revoke Proxy
Shareholders of Record. If you are a shareholder of record, you may revoke your proxy instructions through any of the following methods:
•	send written notice of revocation, prior to the Annual Meeting, to our Secretary, Mr. Cameron D. MacDougall, at New Fortress Energy LLC, 111 W. 19th Street, 8th Floor, New York, New York 10011;
•	sign, date and mail a new proxy card to our Secretary;
•	dial the number provided on the proxy card and vote again;
•	log onto the Internet site provided on the proxy card and vote again; or
•	attend the Annual Meeting and vote your shares in person.
Street Name Holders. If you are a street name holder, you must contact your bank or broker to receive instructions as to how you may revoke your proxy instructions.
Copies of Annual Report to Shareholders
A copy of our Annual Report on Form 10-K for our most recently completed fiscal year, which has been filed with the Securities and Exchange Commission (the “SEC”), will be mailed to shareholders entitled to vote at the Annual Meeting who have elected to receive a hard copy of the proxy materials and is also available without charge to shareholders upon written request to: New Fortress Energy LLC, 111 W. 19th Street, 8th Floor, New York, New York 10011, Attention: Investor Relations. You can also find an electronic version of our Annual Report on the Investor Relations section of the NFE website (www.newfortressenergy.com).
Voting Results
Broadridge Financial Solutions, Inc., our independent tabulating agent, will count the votes and act as the Inspector of Election. We will publish the voting results in a Current Report on Form 8-K, which will be filed with the SEC within four business days of the Annual Meeting.
Confidentiality of Voting
We keep all proxies, ballots and voting tabulations confidential as a matter of practice. We permit only our Inspector of Election, Broadridge Financial Solutions, Inc., to examine these documents.

Recommendations of the Board of Directors
The Board of Directors recommends a vote:
(i)	FOR the election of the nominees to our Board of Directors; and
(ii)	FOR the approval of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2020.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The first proposal is to elect three Class I directors to serve until the 2023 annual meeting of shareholders and until their respective successors are duly elected or appointed and qualified.
Our Limited Liability Company Agreement, as amended (the “LLC Agreement”), authorizes the number of directors to be determined from time to time by resolution adopted by a majority of the Board of Directors then in office. The number of directors on the board is currently fixed at eight. Our Board of Directors is divided into three classes. The members of each class of directors serve staggered three-year terms.
Our current Board of Directors is classified as follows:
Class	Term Expiration	Director	Age
Class I	2020	John J. Mack	75
		Katherine E. Wanner	52
		Matthew Wilkinson	39
Class II	2021	David J. Grain	57
		C. William Griffin	69
Class III	2022	Desmond Iain Catterall	63
		Wesley R. Edens	58
		Randal A. Nardone	64
The Board of Directors has unanimously proposed John J. Mack, Katherine E. Wanner and Matthew Wilkinson as nominees for election as Class I directors. The director nominees currently serve on our Board of Directors.
If elected at the Annual Meeting, each of Messrs. Mack and Wilkinson and Ms. Wanner will hold office until the 2023 annual meeting of shareholders and until their successors are duly elected or appointed and qualified, subject to earlier death, resignation or removal. Unless otherwise instructed, we will vote all proxies we receive FOR John J. Mack, Katherine E. Wanner and Matthew Wilkinson. If either of the nominees becomes unable to stand for election as a director, an event that our Board of Directors does not presently expect, the proxy will be voted for a replacement nominee if one is designated by our Board of Directors.
The Board of Directors recommends that you vote FOR the election of John J. Mack, Katherine E. Wanner and Matthew Wilkinson to serve as our Class I directors until the 2023 annual meeting of the shareholders and until their successors are duly elected or appointed and qualified.
Information Concerning Our Directors, Including the Director Nominees
Set forth below is certain biographical information for our directors, including the director nominees, as well as the month and year each person was first elected as one of our directors.
In evaluating director candidates, our Board of Directors assessed whether a candidate possessed the integrity, judgment, knowledge, experience, skill and expertise that are likely to enhance the Board of Directors’ ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of committees of the Board of Directors to fulfill their duties.
Wesley R. Edens Founder, Chief Executive Officer and Chairman since August 2018
Wesley Edens is our founder and has been our Chief Executive Officer and the Chairman of our Board of Directors since August 2018. He is the Co-Chief Executive Officer of Fortress Investment Group LLC (“Fortress”) and has been a member of the board of directors of Fortress since November 2006. Mr. Edens has been a member of the Management Committee of Fortress since co-founding Fortress in May 1998. Mr. Edens is responsible for oversight of Fortress’ private equity and publicly traded alternative investment businesses. He is the chairman of the board of directors of Drive Shack Inc. (an owner and operator of golf-related leisure and entertainment businesses). He is a director of Mapeley Limited (a large full service real estate outsourcing and investment company in the United Kingdom).

Mr. Edens previously served on the board of the following publicly traded companies and registered investment companies: Gannett Co., Inc. (formerly New Media Investment Group Inc., a publisher of print and online media) from November 2013 to May 2019; OneMain Holdings, Inc. (a leading consumer finance company) from October 2013 to June 2018; Fortress Transportation and Infrastructure Investors LLC (which owns and acquires high quality infrastructure and equipment essential for the transportation of goods and people globally) from May 2015 to May 2016; Intrawest Resorts Holdings Inc. (a resort and adventure company) from January 2014 to July 2017; Gaming and Leisure Properties, Inc. (an owner and operator in the gaming and racing industry) from December 2013 to October 2016; Nationstar Mortgage Holdings Inc. (a residential mortgage loan originator and servicer) from February 2012 to July 2016; New Residential Investment Corp. (a real estate investment trust primarily focused on investing in residential real estate related assets) from April 2013 to May 2016; Brookdale Senior Living Inc., from September 2005 to June 2014; GAGFAH S.A. from September 2006 to June 2014; PENN National Gaming Inc. from October 2008 to November 2013; GateHouse Media Inc. from June 2005 to November 2013; Aircastle Ltd. from August 2006 to August 2012; RailAmerica Inc. from November 2006 to October 2012; Eurocastle Investment Ltd., from August 2003 to November 2011; Whistler Blackcomb Holdings Inc., from October 2010 to November 2012; Fortress Registered Investment Trust, from December 1999 until it deregistered with the SEC in September 2011; FRIT PINN LLC, from November 2001 until it deregistered with the SEC in September 2011; and New Senior Investment Group Inc. (a real estate investment trust with a diversified portfolio of senior housing properties located across the United States) from October 2014 to January 2019.

Prior to co-founding Fortress, Mr. Edens was a partner and managing director of BlackRock Financial Management, Inc. (an investment management firm), where he headed BlackRock Asset Investors, a private equity fund. In addition, Mr. Edens was formerly a partner and managing director of Lehman Brothers Holdings Inc. Mr. Edens received a Bachelor of Science in Finance from Oregon State University.

Desmond Iain Catterall Director since January 2019
Iain Catterall became a member of our Board of Directors in January 2019. Mr. Catterall currently serves as a principal and Chief Executive Officer of Kirkham Capital, an investment business focused on seeding fund managers, a position he has held since founding the firm in January 2009. Prior to that, Mr. Catterall served as the head of equities at Rand Merchant Bank from January 2003 to December 2008 and was also a member of Rand Merchant Bank’s management board and investment committee. He was also a founding member of Thynk Capital, a private equity company, and, prior to that, a founding director of Cadiz Holdings Limited, a Johannesburg Stock Exchange listed financial services company. Mr. Catterall holds a Bachelor of Commerce degree from the University of Natal

(Durban). We believe that Mr. Catterall’s extensive experience in capital markets and financial services brings valuable expertise to our Board of Directors.

David J. Grain Director since January 2019
David Grain became a member of our Board of Directors in January 2019. Mr. Grain currently serves as the Chief Executive Officer of Grain Management, LLC, a private equity firm focused on investments in the media and communications sectors, which he founded in 2006. Prior to founding Grain Management, LLC, from January 2003 to December 2005, Mr. Grain served as the President of Global Signal, Inc. (formerly NYSE: GSL), the largest communication tower owner/operator at the time and an affiliate of Fortress. Prior to joining Global Signal, Inc., from 2000 to 2003, he served as Senior Vice President at AT&T Broadband in New England, a provider of digital video, high speed Internet and digital phone services to more than two million customers in the region. Prior to leading AT&T Broadband’s New England operations, Mr. Grain spent more than a decade in the financial services industry, most recently at Morgan Stanley & Co. LLC, a financial services company, in New York from 1992 to 2000 where he focused primarily on telecommunications, media and technology companies. Mr. Grain serves on the board of directors of The Southern Company (NYSE: SO), a gas and electric utility company. Mr. Grain earned a Bachelor of Arts degree in English from the College of the Holy Cross and a Master of Business Administration degree from the Amos Tuck School at Dartmouth College. We believe that Mr. Grain’s experience with publicly traded companies as an executive and as a member of the board of directors will bring valuable skills and leadership to our Board of Directors.

C. William Griffin Director since January 2019
Bill Griffin became a member of our Board of Directors in January 2019. Mr. Griffin has more than 45 years of experience in financial services. He currently serves as Executive Vice President, Enterprise Strategy of ServiceLink, LLC, helping deliver end-to-end solutions to large financial institutions, a position he has held since January 2017. Prior to that, Mr. Griffin served in various capacities within Fidelity National Financial, Inc. (“Fidelity”) and its affiliates, including as Executive Vice President of Black Knight Financial Services from January 2014 to December 2016 and Executive Vice President of Sales and Marketing for Lender Processing Services from November 2011 to December 2013. He also served as President and Chief Executive Officer from 2002 to 2003 when Lender Processing Services was acquired by Fidelity. Mr. Griffin holds a Bachelor of Business Administration degree from The University of Georgia. We believe that Mr. Griffin’s leadership and extensive financial experience will bring significant value to our Board of Directors.

Randal A. Nardone Director since August 2018
Randal Nardone has been a member of our Board of Directors since August 2018. He has also been a member of the board of directors of Fortress since November 2006 and has been a member of the Management Committee of Fortress since he co-founded it in 1998. Mr. Nardone served as Fortress’s Chief Executive Officer from July 2013 through December 2017, after serving as its Interim Chief Executive Officer from December 2011 to July

2013. From June 2002 to September 2016, Mr. Nardone also served as Secretary for Drive Shack Inc., an owner and operator of golf-related leisure and entertainment businesses. Mr. Nardone is a director of Eurocastle Investment Limited. Mr. Nardone also previously served on the board of directors of Alea Group Holdings (Bermuda) Ltd. from July 2007 to September 2014; GAGFAH S.A. from September 2006 to June 2014; and Brookdale Senior Living, Inc. from January 2011 to June 2014. Mr. Nardone was previously a managing director of UBS from May 1997 to May 1998. Prior to joining UBS in 1997, Mr. Nardone was a principal of BlackRock Financial Management, Inc. Prior to joining BlackRock Financial Management, Inc., Mr. Nardone was a partner and a member of the executive committee at the law firm of Thacher Proffitt & Wood. Mr. Nardone received a Bachelor of Arts in English and Biology from the University of Connecticut and a Juris Doctor from Boston University School of Law. We believe that Mr. Nardone’s leadership, management experience and experience with corporate and securities law bring valuable experience to our Board of Directors.

John J. Mack Director since January 2019
John Mack became a member of our Board of Directors in January 2019. From March 2012 until his retirement in December 2014, Mr. Mack served as a Senior Advisor for Kohlberg, Kravis, Roberts & Co., L.P. Prior to that, Mr. Mack served as Chairman of the Board of Morgan Stanley, a financial services company, from June 2005 to December 2011, and served as the Chief Executive Officer of Morgan Stanley from June 2005 until December 2009, during which time he oversaw the firm’s conversion into a bank holding company. Mr. Mack was Co-Chief Executive Officer of Credit Suisse Group from 2003 to 2004 and the President, Chief Executive Officer and a director of Credit Suisse First Boston from 2001 to 2004. He became the President, Chief Operating Officer and a director of Morgan Stanley Dean Witter & Co. in May 1997 and served in that position until 2001. Mr. Mack joined Morgan Stanley in May 1972 in the bond department and served as head of the Worldwide Taxable Fixed Income Division from 1985 to 1992, became a member of the board of directors in 1987, became Chairman of the Operating Committee in March 1992 and became President in June 1993. Mr. Mack is a senior advisor to Morgan Stanley & Co. LLC and serves on the board of directors of Glencore plc. Mr. Mack served on the board of directors of LendingClub Corporation from December 2014 to June 2019. Mr. Mack holds a Bachelor of Arts degree in History from Duke University. Mr. Mack was chosen to serve on our Board of Directors because of his extensive experience advising and managing banking and financial services companies. Mr. Mack was nominated as a member of our Board of Directors by certain other members of our Board of Directors. We believe that Mr. Mack’s strong business leadership experience brings important insight and skills to our Board of Directors.

Katherine E. Wanner Director since January 2019
Katherine Wanner became a member of our Board of Directors in January 2019. From 1993 to 1997, Ms. Wanner served in various roles within the finance, communications and business development groups at Brinson Partners Inc. and UBS Global Asset Management, where she was responsible for the revenue cycle, statistical analysis and market research, and later joined the private equity group in 1998. In 2001, Ms. Wanner was a founding Partner at Adams Street Partners, LLC, a global private equity firm with over $30 billion in assets under its management and offices in six locations around the world, and the successor firm to Brinson Partners Inc. and UBS Global Asset Management. From 2007 until her retirement in 2015, Ms. Wanner managed Adams Street Partners’ US Primary investment team and served on the firm’s Global Primary Investment Committee, which was responsible for sourcing, analyzing and monitoring investments in private equity partnerships, implementing strategy and approving all primary fund investments. Post Ms. Wanner’s retirement from Adams Street Partners in 2015, Ms. Wanner has served as an Operating Partner at Abundant Venture Partners from 2016 to April 2018. Since April 2018 and currently, Ms. Wanner serves as an Advisor at Abundant Venture Partners. Since 1998, Ms. Wanner has served on many private equity and venture capital advisory boards and completed many primary investments across several sectors, and was responsible for managing relationships with several of the firm’s United States based venture, energy focused and special situation managers. Additionally, from 1989 to 1993, Ms. Wanner gained experience in statistical modeling, reporting, tracking and analysis as a Senior Financial Analyst at Frontier Risk Management, Range Wise, Inc. and Morgan Stanley & Co. LLC. Ms. Wanner received a Bachelor of Science in Finance from Binghamton University and a Master of Business Administration from the Kellogg School of Management at Northwestern University. Ms. Wanner was nominated as a member of our Board of Directors by certain other members of our Board of Directors. We believe Ms. Wanner’s extensive financial experience in business investments and asset management will bring significant value to our Board of Directors.

Matthew Wilkinson Director since January 2019
Matthew Wilkinson became a member of our Board of Directors in January 2019. Mr. Wilkinson currently serves as a director at ICG Advisors. Prior to that, Mr. Wilkinson served as vice president of strategy for Kayne Anderson Capital Advisors from January 2017 to March 2018. Prior to joining Kayne Anderson Capital Advisors, Mr. Wilkinson was with the State of Michigan Retirement Systems (“SMRS”) from July 2011 to January 2017, most recently serving as a senior portfolio manager in the short-term, absolute return and real return division from September 2014 to January 2017, where he built out and managed a real assets portfolio with $2 billion in commitments and a special situations portfolio with over $800 million in commitments for SMRS. Prior to SMRS, he founded and operated his own investment firm primarily focused on investing in small cap equities. Mr. Wilkinson holds an Masters of Business Administration from Michigan State University and a Bachelor of Arts. (magna cum laude) from Ohio State University. Mr. Wlkinson was nominated as a member of our Board of Directors by certain other members of our Board of Directors. We believe that Mr. Wilkinson’s leadership, management experience and strong background in corporate finance, bring important and valuable skills to our Board of Directors.

Determination of Director Independence
If required under the Nasdaq listing standards, at least a majority of the directors serving on the Board of Directors must be independent. For a director to be considered independent, our Board of Directors must determine that the director does not have any direct or indirect material relationship with the Company. Our Board of Directors determined that Messrs. Griffin, Mack, Wilkinson, Grain and Catterall and Ms. Wanner qualify as independent directors under the corporate governance standards of Nasdaq.
Statement on Corporate Governance
We emphasize the importance of professional business conduct and ethics through our corporate governance initiatives. Our Board of Directors consists of a majority of independent directors under the corporate governance standards of Nasdaq. We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics, which delineate our standards for our employees, officers and directors. We make available, free of charge through a link on our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to such reports, if any, as filed with the SEC as soon as reasonably practicable after such filing. Our website also contains our Code of Business Conduct and Ethics, Regulation Fair Disclosure Policy, Corporate Governance Guidelines, and the charters of the Audit Committee and Compensation Committee of our Board of Directors. Our website address is www.newfortressenergy.com. You may also obtain these documents by writing the Company at 111 W. 19th Street, 8th Floor, New York, New York 10011, Attention: Investor Relations.
As mentioned above, the Board of Directors has adopted a Code of Business Conduct and Ethics, which is available on our website, that applies to all of our officers, directors and employees, including our principal executive officer and principal financial officer. The purpose of the Code of Business Conduct and Ethics is to promote, among other things, honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in public communications and reports and documents that the Company files with, or submits to, the SEC, compliance with applicable governmental laws, rules and regulations, accountability for adherence to the Code and the reporting of violations thereof. Any waiver of this Code may be made only by our Board of Directors and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of Nasdaq, by posting such information on our website at the address and location specified above.
The Company does not have a policy to separate the roles of Chief Executive Officer and Chairman of the Board of Directors, as the Board of Directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. Mr. Edens has served as both the Chairman of our Board of Directors and Chief Executive Officer since August 2018. The Board of Directors believes that having Mr. Edens serve as both Chief Executive Officer and Chairman is an appropriate, effective and efficient leadership structure, and has determined that combining the Chief Executive Officer and Chairman roles provides for clear accountability and leadership responsibility, and facilitates effective decision-making and a cohesive corporate strategy. The Board of Directors periodically reviews its leadership structure. The Company does not have a lead independent director; however, an independent director presides over the executive sessions, which occur during the course of the year.
Status as a Controlled Company
Because New Fortress Energy Holdings holds more than 50% of the voting power of our shares, we are a controlled company under the Nasdaq corporate governance standards. A controlled company does not need its board of directors to have a majority of independent directors or to form independent compensation and nominating and corporate governance committees. As a controlled company, we remain subject to the rules of the Sarbanes-Oxley Act and Nasdaq that require us to have an audit committee with at least three members and composed entirely of independent directors.
If at any time we cease to be a controlled company, we will take all action necessary to comply with the Sarbanes-Oxley Act and Nasdaq corporate governance standards, including by appointing a majority of independent directors to our Board of Directors, subject to a permitted “phase-in” period.
The Board and Its Committees
Our operating agreement provides that the number of directors that constitute the whole Board of Directors shall be determined from time to time by resolution adopted by a majority of the Board of Directors then in office. Our Board of Directors currently consists of eight directors. Our Board of Directors is divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual general meeting in 2020, 2021 and 2022, respectively. Messrs. Mack and Wilkinson and Ms. Wanner are assigned to Class I; Messrs. Grain and Griffin are assigned to Class II; and Messrs. Edens, Nardone and Catterall are assigned to Class III. At each succeeding annual meeting beginning in 2020, directors will be elected to succeed the class of directors whose terms have expired. This classification of the Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors. In general, at least two annual general meetings will be necessary to effect a change in a majority of the members of the Board of Directors. All officers serve at the discretion of the Chief Executive Officer or the Board of Directors.
Our operating agreement does not provide for cumulative voting in the election of directors, which means that the holders of a majority of our issued and outstanding voting shares can elect all of the directors standing for election, and the holders of the remaining shares will not be able to elect any directors. New Fortress Energy Holdings’ beneficial ownership of greater than 50% of our voting shares means New Fortress Energy Holdings will be able to control matters requiring shareholder approval, which includes the election of directors.
During the year ended December 31, 2019, our Board of Directors held five meetings. No director attended fewer than 75 percent of all meetings of our Board of Directors and the committees on which such director served. The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. During 2019, the Audit Committee met four times and the Compensation Committee met one time. Although director attendance at the Company’s annual meeting each year is encouraged, the Company does not have an attendance policy.
Audit Committee
We are required to have an audit committee of at least three members, and all of its members are required to meet the independence and experience standards established by Nasdaq and the Exchange Act. We have established an audit committee compliant with Nasdaq and SEC rules, whereby Ms. Wanner and Messrs. Grain and Griffin serve as members of such committee with Ms. Wanner serving as the chairperson. SEC rules also require that a public company disclose whether or not its audit committee has at least one “audit committee financial expert” as a member. Ms. Wanner satisfies the definition of “audit committee financial expert.” As required by the SEC rules and Nasdaq listing standards, our Board of Directors have affirmatively determined that each of Messrs. Grain and Griffin and Ms. Wanner meet the definition of “independent director.” We adopted an audit committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and Nasdaq standards.
The audit committee assists the Board of Directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and company policies and controls. The audit committee has the sole authority to: (1) retain and terminate our independent registered public accounting firm, (2) approve all auditing services and related fees and the terms thereof performed by our independent registered public accounting firm, and (3) pre-approve any non-audit services and tax services to be rendered by our independent registered public accounting firm. The audit committee is also responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm has been given unrestricted access to the audit committee and our management.
Risk Oversight
The Company’s risk management is overseen by the Chief Executive Officer, who receives reports directly from employees and individuals who perform services for the Company. Material risks are identified and prioritized by management, and material risks are periodically discussed with the Board of Directors.
Compensation Committee
Because we are a “controlled company” within the meaning of Nasdaq corporate governance standards, we are not required to have a compensation committee. However, we established a compensation committee to ease the administrative burden on the full Board of Directors. So long as we continue to be a controlled company, our compensation committee is not required to be comprised solely of independent directors. As such, Messrs. Edens and Nardone serve as the members of our compensation committee. Our compensation committee will establish and direct our compensation program for our officers and certain other employees, including administration of our incentive compensation and benefit plans, to the full extent permitted pursuant to those plans and arrangements. However, the Board of Directors will retain authority to grant and amend awards under our omnibus incentive plan that are (i) subject to Section 16 of the Exchange Act and (ii) granted to our officers who are subject to the reporting obligations of Section 16 of the Exchange Act and members of the Board of Directors. We adopted a compensation committee charter defining the committee’s primary duties and authority.
Nominating and Corporate Governance Committee
Because we are a “controlled company” within the meaning of Nasdaq corporate governance standards, we are not required to, and do not currently, have a nominating and corporate governance committee. See “Certain Relationships and Related Transactions—Shareholders’ Agreement” for additional information about our controlling shareholder’s ability to designate certain members of our Board.
If and when we are no longer a “controlled company” within the meaning of Nasdaq corporate governance standards, we will be required to establish a nominating and corporate governance committee. We anticipate that such a nominating and corporate governance committee would consist of three directors who will be “independent” under the rules of the SEC and Nasdaq. This committee would identify, evaluate and recommend qualified nominees to serve on our Board of Directors, develop and oversee our internal corporate governance processes and maintain a management succession plan. Upon formation of a nominating and corporate governance committee, we would expect to adopt a nominating and corporate governance committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and Nasdaq or market standards.
The Company’s LLC Agreement provides certain procedures that a shareholder must follow to nominate persons for election to the Board of Directors. Nominations for director at an annual shareholder meeting must be submitted in writing to the Company’s Secretary at New Fortress Energy LLC, 111 W. 19th Street, 8th Floor, New York, New York 10011. The Secretary must receive the notice of a shareholder’s intention to introduce a nomination at an annual shareholder meeting (together with certain required information set forth in the Company’s LLC Agreement) within the timeframes set forth below under “Advance Notice for Shareholder Nominations and Proposals for 2021 Annual Meeting.”
The Board of Directors is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of shareholders. The Board believes that the qualifications for serving as a director of the Company are, taking into account such person’s familiarity with the Company, possession of such knowledge, experience, skills, expertise, integrity and diversity as would enhance the Board’s ability to manage and direct the affairs and business of the Company, including, when applicable, the ability of committees of the Board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or Nasdaq rule.
In addition to considering a director-candidate’s background and accomplishments, the process for identifying and evaluating all nominees includes a review of the current composition of the Board of Directors and the evolving needs of our business. The Board will identify potential nominees by asking current directors and executive officers to notify the Board if they become aware of suitable candidates. The Board also may, from time to time, engage firms that specialize in identifying director candidates. As described above, the Board will also consider candidates recommended by shareholders. Our evaluation of nominees does not necessarily vary depending on whether or not the nominee was nominated by a shareholder. In considering candidates submitted by shareholders, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Board strives to nominate individuals with a variety of complementary skills. The Board assesses its achievement of diversity through the review of the Board’s composition as part of the Board’s annual self-assessment process.
Communications with the Board of Directors
Shareholders or other interested parties can contact any director, any committee of the Board of Directors or our independent directors as a group, by writing to them c/o General Counsel and Secretary, 111 W. 19th Street, 8th Floor, New York, New York 10011. All such communications will be forwarded to the appropriate member(s) of the Board of Directors. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee.

REPORT OF THE AUDIT COMMITTEE
In accordance with and to the extent permitted by the rules of the SEC, the information contained in the following Report of the Audit Committee shall not be incorporated by reference into any of the Company’s future filings made under the Exchange Act, and shall not be deemed to be “soliciting material” or to be “filed” under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”).
The Audit Committee operates under a written charter approved by the Board of Directors, consistent with the corporate governance rules issued by the SEC and Nasdaq. The Audit Committee’s charter is available on the Company’s website at www.newfortressenergy.com. The members of the Audit Committee hold executive sessions during the course of the year.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate in accordance with generally accepted accounting principles. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles.
The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s internal control over financial reporting, including a review of management’s and the independent registered public accounting firm’s assessments of and reports on the effectiveness of internal control over financial reporting and any significant deficiencies or material weaknesses.
The Audit Committee has reviewed and discussed with management the audited financial statements in the annual report on Form 10-K.
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable PCAOB requirements and has discussed with the independent registered public accounting firm their independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2019, for filing with the SEC. The Audit Committee and the Board of Directors also have recommended, subject to shareholder approval, the selection of the Company’s independent registered public accounting firm for fiscal year 2020.
The Audit Committee

Katherine E. Wanner, Chairperson
David J. Grain
C. William Griffin

EXECUTIVE COMPENSATION
As an “emerging growth company,” we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for our last two completed fiscal years.
Our named executive officers for the fiscal year ended December 31, 2019 are set forth below.
Name	Principal Position
Wesley R. Edens	Chief Executive Officer
Christopher S. Guinta	Chief Financial Officer
Yunyoung Shin	Chief Accounting Officer
Michael J. Utsler	Former Chief Operating Officer
Mr. Edens has elected to serve as our CEO without compensation, primarily due to his substantial ownership stake in us. Mr. Edens is compensated by FIG LLC for services performed for the benefit of Fortress and certain other Fortress entities. However, none of the compensation received by Mr. Edens from FIG LLC is compensation for services rendered to us. Consequently, disclosure of compensation paid by FIG LLC to Mr. Edens would in no way reflect compensation for services provided to us and would be misleading to shareholders. As such, compensation information for Mr. Edens is not included below.
Mr. Guinta has been our Chief Financial Officer since August 2018, and the Chief Financial Officer of New Fortress Energy Holdings since April 2017. Prior to joining NFE, Mr. Guinta served as Chief Financial Officer of Ranger Offshore Inc. from November 2011 to April 2017. Prior to Ranger, Mr. Guinta served as an associate at SunTx Capital Partners from April 2009 to November 2011. Before joining SunTx Capital Partners, Mr. Guinta served as an associate at Citi Capital Markets in the Investment Banking Division.
Ms. Shin has been our Chief Accounting Officer since March 2019. During 2019, Ms. Shin was an employee of FIG LLC or one of its affiliates and provided certain services to us until she became an employee of the Company on December 3, 2019. Prior to joining the Company, Ms. Shin was a Senior Vice President of the Private Equity group at Fortress, which she joined in 2013, where she served in various accounting capacities focused on mergers and acquisitions and capital markets transactions. Ms. Shin began her career at KPMG LLP where she spent over 10 years serving audit and advisory clients primarily in the energy industry and providing wide-ranging technical accounting and financial reporting expertise in KPMG’s department of professional practice. Prior to joining Fortress, Ms. Shin served as vice president in the global accounting policy and advisory group at American Express from 2011 to 2013.
Mr. Utsler served as our Chief Operating Officer until he ceased employment with us on November 12, 2019.
Summary Compensation Table for 2019
The following table provides information regarding the compensation earned by our named executive officers during the fiscal years ended December 31, 2018 and December 31, 2019.
Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)	Total ($)
Wesley R. Edens − Chief Executive Officer(1)	2019	—	—	—	—	—
	2018	—	—	—	—	—
Christopher S. Guinta − Chief Financial Officer	2019	350,000	900,000	3,777,099	—	5,027,099
	2018	350,000	650,000	—	28,164	1,028,164
Yunyoung Shin − Chief Accounting Officer(4)	2019	220,655	650,000	—	—	870,655
Michael J. Utsler − Chief Operating Officer(5)	2019	1,050,000	—	9,652,075	301,667(6)	11,003,742
	2018	222,500	300,000	—	63,399	585,899
(1)
As described more fully above, this table does not include information regarding compensation paid to Mr. Edens because Mr. Edens does not receive any compensation from any party for services rendered to us.

(2)
The amounts in this column represent the cash discretionary annual bonuses for the respective periods awarded pursuant to our discretionary annual bonus program and, with respect to Mr. Utsler’s 2018 amount, a $75,000 sign-on bonus paid to Mr. Utsler in connection with his appointment in 2018. For additional information regarding potential bonuses, see “Narrative Disclosure to Summary Compensation Table — Cash Bonus” below.

(3)
In 2019, Mr. Guinta and Mr. Utsler were awarded 279,518 and 714,286 RSUs, respectively. All of Mr. Utsler’s RSUs were forfeited upon his cessation from employment on November 12, 2019. The amounts in this column reflect the aggregate grant date value computed in accordance with FASB ASC Topic 718. For a summary of the assumptions made in the valuation of these awards, please see Note 21 of our audited consolidated financial statements in the 2019 Form 10-K.

(4)
Ms. Shin was appointed as our Chief Accounting Officer on March 17, 2019. The amounts reported in this table for Ms. Shin reflect the compensation that Ms. Shin received for her services provided to us for the entire fiscal year ended December 31, 2019.

(5)	Mr. Utsler ceased employment on November 12, 2019.
(6)
Represents $300,000 in cash severance payments received by Mr. Utsler in 2019 and the incremental cost to the Company of health benefit continuation from the date of Mr. Utsler’s cessation of employment through December 31, 2019, in each case, pursuant to the terms of his separation agreement. Please refer to “–Potential Payments Upon Change-in-Control or Termination” for more information regarding the payments and benefits received by Mr. Utsler in connection with his cessation of employment.

Narrative Disclosure to Summary Compensation Table
Base Salary
Base salary is a fixed component of compensation for each year, which may be increased from time to time based on the individual’s performance and other factors as determined by the Compensation Committee. Base salaries were originally set pursuant to negotiations with the named executive officer at the time of hire. As previously noted, Mr. Edens does not receive compensation from us. For 2019, annualized base salaries for Mr. Guinta, Ms. Shin and Mr. Utsler were $350,000, $200,000 and $1,200,000, respectively.
Cash Bonus
For 2019, Mr. Guinta had a target bonus opportunity equal to 125% of annualized base salary. Following a review of performance by the Compensation Committee as well as the contributions of Mr. Guinta to that performance, the Compensation Committee awarded Mr. Guinta a $900,000 bonus in respect of 2019 performance. For 2019, Ms. Shin was eligible to receive a discretionary annual bonus. Following a review of performance by the Compensation Committee as well as the contributions of Ms. Shin to that performance, the Compensation Committee awarded Ms. Shin a $650,000 bonus in respect of 2019 performance. Mr. Guinta and Ms. Shin must be actively employed at, and not have given or received notice of termination prior to, the time of the bonus payment in order to receive the bonus. Mr. Utsler had a target bonus opportunity equal to between 100% and 150% of annualized base salary, but forfeited his annual bonus in respect of 2019 performance upon his cessation of employment on November 12, 2019.
Historically, the Compensation Committee has not used pre-established performance goals in its evaluation of performance with respect to the annual incentive payment. Instead, the Compensation Committee has considered many factors in its decision-making process relating to the amount, if any, of the annual incentive payment. The factors have generally involved the following:
•
Reviewing Company performance. The Compensation Committee reviews all aspects of financial and operational performance of the Company, and also assesses Company performance in relation to the Company’s business direction, as determined by the Compensation Committee, taking into account changing economic and market environments.

•
Individual performance. The Compensation Committee also evaluates individual performance beyond purely financial measures, including, generally, one or any combination of the following: (a) exceptional performance of the individual’s functional responsibilities; (b) leadership; (c) creativity; (d) innovation; (e) collaboration; (f) development and implementation of growth initiatives; and (g) other activities that are critical to driving long-term value for shareholders.

•
Measuring performance. After the end of the fiscal year, the Compensation Committee reviews Company and individual performance. Historically, the Compensation Committee has not applied a pre-established formula for determining the relative importance of the factors discussed above.

Mr. Edens elected not to receive an annual cash bonus or any other compensation from the Company in respect of 2019.

Long-Term Incentive Awards
In connection with our initial public offering, the Company adopted the New Fortress Energy LLC 2019 Omnibus Incentive Plan (the “Incentive Plan”), effective as of February 4, 2019. Under the Incentive Plan, the Company may issue options, share appreciation rights, restricted shares, restricted share units (“RSUs”), share bonuses or other share-based awards to selected officers, employees, non-employee directors and select non-employees of NFE or its affiliates.
On March 7, 2019, Mr. Guinta was awarded 279,518 RSUs, of which 132,616 vested on January 2, 2020, 139,759 will vest on January 2, 2021, and 7,143 will vest on January 2, 2022. Mr. Utsler was also awarded 714,286 RSUs on March 7, 2019, 50% of which was scheduled to vest on each of January 2, 2021 and January 2, 2022, and all of which were forfeited upon his cessation of employment on November 12, 2019. Mr. Edens and Ms. Shin did not receive equity grants in 2019.
Guinta Offer Letter
On March 14, 2017, NFE Management, LLC entered into an offer letter (the “Guinta Offer Letter”) with Mr. Guinta. The Guinta Offer Letter provides Mr. Guinta with an annualized base salary of $350,000, a discretionary target bonus opportunity equal to 125% of annual base salary and eligibility to participate in our broad-based employee benefit plans, as may be adopted from time to time, subject to the eligibility requirements of such employee benefit plans.
The Guinta Offer Letter also contains certain restrictive covenants, including (a) non-competition and non-solicitation covenants that are applicable during Mr. Guinta’s term of employment, and for twelve months following his resignation or termination of his employment for Cause and (b) restrictions on disclosure of confidential information.
Shin Offer Letter
On December 3, 2019, NFE Management, LLC entered into an offer letter (the “Shin Offer Letter”) with Ms. Shin. The Shin Offer Letter provides Ms. Shin with an annualized base salary of $200,000, eligibility to receive a discretionary bonus and eligibility to participate in our broad-based employee benefit plans, as may be adopted from time to time, subject to the eligibility requirements of such employee benefit plans.
The Shin Offer Letter also contains certain restrictive covenants, including (a) non-competition and non-solicitation covenants that are applicable during Ms. Shin’s term of employment, and for twelve months following her resignation or termination of her employment for Cause and (b) restrictions on disclosure of confidential information.
Utsler Offer Letter
On August 30, 2018, NFE Management, LLC entered into an offer letter (the “Utsler Offer Letter”) with Mr. Utsler. The Utsler Offer Letter provided Mr. Utsler with an annualized base salary of $1,200,000, a discretionary target bonus opportunity equal to between 100% and 150% of annual base salary, and eligibility to participate in our broad-based employee benefit plans, as may be adopted from time to time, subject to the eligibility requirements of such employee benefit plans.
The Utsler Offer Letter also contained certain restrictive covenants, including (a) non-competition and non-solicitation covenants that were applicable during Mr. Utsler’s term of employment, and for twelve months following his resignation or termination of his employment for Cause and (b) restrictions on disclosure of confidential information. We waived Mr. Utsler’s non-competition and non-solicitation obligations under the Utsler Offer Letter in connection with Mr. Utsler’s cessation of employment with NFE Management, LLC on November 12, 2019. Please refer to “–Potential Payments Upon Change-in-Control or Termination” for more information regarding the payments and benefits received by Mr. Utsler in connection with his cessation of employment.
As used in the Guinta Offer Letter, the Shin Offer Letter and the Utsler Offer Letter, “Cause” generally means the executive’s (i) willful misconduct or gross negligence in the performance of his or her duties; (ii) failure to perform his or her duties or to follow the lawful directives of the Board of Directors; (iii) commission of, indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) failure to cooperate in any audit or investigation of the business or financial practices of any member of NFE Management, LLC or any of its affiliates or any facility managed by any of the foregoing entities (collectively, the “Company Group”); (v) performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the property of any member of the Company Group; or (vi) breach of the applicable Offer Letter or any other agreement with a member of the Company Group, including (without limitation), a violation of the code of conduct or other written policy of any such entity. Ms. Shin’s breach of any restrictive covenant would also constitute “Cause” under the Shin Offer Letter.
We have not entered into an offer letter or employment agreement with Mr. Edens.
Outstanding Equity Awards at Fiscal Year-End for 2019
The following table provides additional information on the current holdings of RSUs by our named executive officers as of December 31, 2019.
Name	Stock Awards
	RSU Award Grant Date	Number of shares or units of stock that have not vested(1)	Market value of shares or units of stock that have not vested(2) ($)
Wesley R. Edens	—	—	—
Christopher S. Guinta	3/7/2019	279,518	4,380,047
Yunyoung Shin	—	—	—
Michael J. Utsler	—	—	—
(1)	132,616 of the RSUs granted on March 7, 2019 vested on January 2, 2020, 139,759 RSUs will vest on January 2, 2021, and 7,143 RSUs will vest on January 2, 2022.
(2)
The market value of the RSUs shown in this column represents the per share closing price of our Class A shares as of December 31, 2019, which was $15.67, multiplied by the number of unvested RSUs awarded.

Potential Payments Upon Change-in-Control or Termination
We do not have any employment agreements or offer letters that provide for any cash payment to any of our named executive officers in connection with a termination of employment or a change in control of the Company.
Utsler Separation Agreement
In connection with Mr. Utsler’s cessation of employment on November 12, 2019, NFE Management LLC entered into a separation agreement with Mr. Utsler (the “Separation Agreement”). The Separation Agreement provides that, subject to Mr. Utsler’s execution and nonrevocation of a release of claims, Mr. Utsler is entitled to receive (i) a cash amount equal to 50% of his base salary, the first half of which was payable within 30 days following the date the release of claims became effective and the second half of which will be payable on or before May 12, 2020 and (ii) health benefit continuation from his termination date through February 29, 2020.
We waived Mr. Utsler’s non-competition and non-solicitation obligations under the Utsler Offer Letter. Mr. Utsler remains subject to certain confidentiality obligations under the Utsler Offer Letter and must cooperate fully with the Company and make himself reasonably available to respond to requests by the Company concerning matters including, but not limited to, business items with which he had direct involvement or knowledge of and any litigation, arbitration, regulatory proceeding or other similar process involving facts or events relating to the Company that may be within his knowledge.
Equity-Based Compensation
Pursuant to the terms of his RSU award agreement, if (i) Mr. Guinta’s employment or service is terminated either (x) by the Company or any of its affiliates without Cause or (y) due to Mr. Guinta’s death or disability and (ii) Mr. Guinta (or, in the case of Mr. Guinta’s death, the personal representative of Mr. Guinta’s estate) executes a release of claims in a form satisfactory to the Company, then Mr. Guinta (or Mr. Guinta’s estate) will vest in 50% of the RSUs that are scheduled to vest on the next vesting date.

Under the terms of the Incentive Plan, unless otherwise determined by the Board or the Compensation Committee prior to a change in control or evidenced in an award agreement, outstanding and unvested equity awards will fully vest upon a termination of employment or service by the Company without Cause or by the participant for “good reason” (to the extent a “good reason” concept is provided in a participant’s applicable award agreement or individual employment or severance agreement) within 12 months following a change in control. Mr. Guinta’s RSU award agreement and offer letter do not provide for a “good reason” concept.

DIRECTOR COMPENSATION
We do not, and do not intend to, compensate our directors who are also our employees or who are otherwise affiliated with us for their service on our Board.
The compensation program for our non-employee directors is designed to achieve three goals: (1) fairly compensate directors for their service to the Company given its size and the complexity of its operations and structure; (2) align the directors’ interests with the long-term interests of our shareholders; and (3) incentivize the directors to continue to serve as board members.
In 2019, non-employee directors received an annual cash retainer equal to $100,000, payable quarterly. Additionally, the chair of the Audit Committee of the Board received an additional $10,000 annual cash retainer, payable quarterly. On February 4, 2019, non-employee directors received a one-time equity grant of 71,429 RSUs under the Incentive Plan, which will vest in equal parts on each of our first three annual meetings. Mr. Nardone is not compensated by the Company for his service as a director.
Director Compensation Table for 2019
The following table provides additional information on the compensation we paid to our non-employee directors in 2019.
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	All Other Compensation ($)	Total ($)
Randal A. Nardone	—	—	—	—
Desmond Iain Catterall	100,000	1,000,000	—	1,100,000
David J. Grain	100,000	1,000,000	—	1,100,000
C. William Griffin	100,000	1,000,000	—	1,100,000
John J. Mack	100,000	1,000,000	—	1,100,000
Katherine E. Wanner	110,000	1,000,000	—	1,110,000
Matthew Wilkinson	100,000	1,000,000	—	1,100,000
(1)
The amounts in this column reflect the grant date fair value (computed in accordance with FASB ASC Topic 718) of each non-employee director’s RSU grants with respect to 2019. For a summary of the assumptions made in the valuation of the RSUs, please see Note 21 of our audited consolidated financial statements contained in our 2019 Form 10-K.

(2)	As of December 31, 2019, each non-employee director held 71,429 RSUs.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes certain information about securities authorized for issuance under our equity compensation plans as of December 31, 2019:
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders:
New Fortress Energy LLC 2019 Omnibus Incentive Plan(2)	4,350,322	—	12,284,084
Equity compensation plans not approved by security holders:
—	—	—	—
Total	4,350,322	—	12,284,084
(1)	Includes 3,137,415 shares subject to outstanding RSUs and 1,212,907 vested RSUs that were issued as Class A shares in March 2020.
(2)
The NFE 2019 Omnibus Incentive Plan (the “Plan”) provides that 16,705,882 Class A and Class B shares are reserved and available for issuance under the Plan, as increased on the first day of each fiscal year beginning in calendar year 2020 by a number of Class A shares equal to the excess of 10% of the aggregate number of outstanding Class A and Class B shares on the last day of the immediately preceding fiscal year, over the number of Class A shares reserved and available for issuance under the Plan as of the last day of the immediately preceding fiscal year.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters.
The following table sets forth the beneficial ownership of our Class A shares and Class B shares issued and outstanding as of April 24, 2020 by:
•	each person known to us to beneficially own more than 5% of any class of our shares;
•	each director and named executive officer; and
•	all of our directors and executive officers as a group.
Unless otherwise noted, the address for each beneficial owner listed below is 111 W. 19th Street, 8th Floor, New York, New York 10011. As of April 24, 2020, we had 24,236,495 Class A shares and 144,342,572 Class B shares outstanding.
Name of Beneficial Owner	Class A Shares Beneficially Owned	Percentage of Class A Shares Beneficially Owned	Class B Shares Beneficially Owned	Percentage of Class B Shares Beneficially Owned	Percentage of Total Class A Shares and Class B Shares Beneficially Owned
Greater Than 5% Shareholders:
New Fortress Energy Holdings(1)	—	—%	144,342,572	100%	85.6%
Federated Hermes, Inc.(2)	2,312,691	9.5%	—	—%	1.4%
FMR LLC(3)	2,098,261	8.7%	—	—%	1.2%
Capital World Investors(4)	1,831,381	7.6%	—	—%	1.1%
Encompass Capital Advisors LLC(5)	1,667,176	6.9%	—	—%	1.0%
Directors and Named Executive Officers:
Wesley R. Edens(1)	3,278,199	13.5%	144,342,572	100%	87.6%
Christopher S. Guinta	—	—%	—	—%	—%
Yunyoung Shin	—	—%	—	—%	—%
Michael J. Utsler	—	—%	—	—%	—%
Randal A. Nardone(1)	3,080,000	12.7%	144,342,572	100%	87.5%
Desmond Iain Catterall	—	—%	—	—%	—%
David J. Grain	42,865	*	—	—%	*
C. William Griffin	237,000	1.0%	—	—%	*
John J. Mack	110,000	*	—	—%	*
Katherine E. Wanner	5,700	*	—	—%	*
Matthew Wilkinson	12,500	*	—	—%	*
All executive officers and directors as a group (10 persons)	6,766,264	27.9%	144,342,572	100%	89.6%
*	Less than 1.0%.
(1)
New Fortress Energy Holdings, which directly holds the Class B shares of the Company, is majority-owned and controlled by Fortress Equity Partners (A) LP (the “Fortress Shareholder”). The Fortress Shareholder is controlled by Wesley R. Edens, our Chief Executive Officer. Mr. Edens exercises voting power over the shares held by New Fortress Energy Holdings and may be deemed to be the beneficial owner thereof. Each of Mr. Edens and Mr. Nardone has the right to acquire beneficial ownership of his pro rata portion of the Class B shares and corresponding NFI LLC Units held directly by New Fortress Energy Holdings at his election pursuant to the NFI limited liability company agreement and may be deemed to share dispositive power over such Class B shares and NFI LLC Units. Each of Mr. Edens and Mr. Nardone purchased 2,500,000 Class A shares in the initial public offering.

(2)
Based on the Schedule 13G/A jointly filed with the SEC on February 10, 2020 by Federated Hermes, Inc., Voting Shares Irrevocable Trust, Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue. Federated Hermes, Inc. reported sole voting and sole dispositive power with respect to 2,312,691 Class A shares and no shared voting or shared dispositive power. Voting Shares Irrevocable Trust reported sole voting and sole dispositive power with respect to 2,312,691 Class A shares and no shared voting or shared dispositive power. Thomas R. Donahue reported shared voting and shared dispositive power with respect to 2,312,691 Class A shares and no sole voting or sole dispositive power. Rhodora J. Donahue reported shared voting and shared dispositive power with respect to 2,312,691 Class A shares and no sole voting or sole dispositive power. J. Christopher Donahue reported shared voting and shared dispositive power with respect to 2,312,691 Class A shares and no sole voting or sole dispositive power. Federated Hermes, Inc. is the parent holding company of Federated Equity Management Company of Pennsylvania (the “Investment Advisers”), which act as investment advisers to registered investment companies and separate accounts that own shares of common stock in New Fortress Energy, LLC. The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is wholly owned subsidiary of Federated Hermes, Inc. All of Federated Hermes, Inc.’s outstanding voting stock is held in the Voting Shares Irrevocable Trust for which Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees. The address of the principal business office of Federated Hermes, Inc. is Federated Investors Tower, Pittsburgh, PA 15222.
(3)
Based on the Schedule 13G/A jointly filed with the SEC on February 7, 2020 by FMR LLC, Abigail P. Johnson and Fidelity Mid-Cap Stock Fund. FMR LLC reported sole voting power with respect to 304,999 Class A shares, sole dispositive power with respect to 2,098,261 Class A shares and no shared voting or shared dispositive power. Abigail P. Johnson, a Director and the Chairman and Chief Executive Officer of FMR LLC, reported sole dispositive power with respect to 2,098,261 Class A shares. Fidelity Mid-Cap Stock Fund reported sole voting power with respect to 1,276,100 Class A shares. The address of the principal business office of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(4)
Based on the Schedule 13G filed with the SEC on February 14, 2020 by Capital World Investors. Capital World Investors reported sole voting and sole dispositive power with respect to 1,831,381 Class A shares and no shared voting or shared dispositive power. The address of the principal business office of Capital World Investors is 333 South Hope Street Los Angeles, CA 90071.

(5)
Based on the Schedule 13G/A jointly filed with the SEC on February 14, 2020 by Encompass Capital Advisors LLC, Encompass Capital Partners LLC, Encompass Capital Master Fund LP and Todd J. Kantor. Encompass Capital Advisors LLC and Todd J. Kantor reported shared voting and shared dispositive power with respect to 1,667,176 Class A shares. Encompass Capital Partners LLC and Encompass Master Fund LP reported shared voting and shared dispositive power with respect to 1,157,507 Class A shares. The address of the principal business office of Encompass Capital Advisors LLC and Encompass Capital Partners LLC is 200 Park Avenue, 11th Floor, New York, New York 10166. The address of the principal business office of Encompass Capital Master Fund LP is c/o Intertrust Corporate Services (Cayman) Ltd, 190 Elgin Avenue, George Town, Grand Cayman KY1-9007, Cayman Islands. The address of the principal business office of Todd J. Kantor is c/o Encompass Capital Advisors LLC, 200 Park Avenue, 11th Floor, New York, New York 10166.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Procedures for Review, Approval and Ratification of Transactions with Related Persons
SEC rules define “transactions with related persons” to include any transaction in which the Company is a participant, the amount involved exceeds $120,000, and in which any “related person,” including any officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities or an immediate family member of any of the foregoing, has a direct or indirect material interest. Our Board of Directors has adopted a written policy that outlines procedures for approving transactions with related persons, and any such transactions will be reviewed and approved or ratified by a majority of our disinterested and independent directors pursuant to the procedures outlined in such policy. In determining whether to approve or ratify a transaction with a related person, we expect that the independent and disinterested directors will consider a variety of factors they deem relevant. The policy includes standing pre-approvals for specified categories of transactions, including, with certain limitations, investments in securities offerings, charter aircraft use and services provided pursuant to the Company’s Administrative Services Agreement with FIG LLC.
Certain Relationships and Related Transactions
The terms of the transactions and agreements disclosed in this section were determined by and among affiliated entities and, consequently, are not the result of arm’s length negotiations. These terms are not necessarily at least as favorable to the parties to these transactions and agreements as the terms that could have been obtained from unaffiliated third parties.
Agreements with Affiliates
Contribution Agreement
In connection with the closing of the initial public offering (the “Offering”), we entered into a contribution agreement that effects certain transactions, including the transfer of the ownership interests in New Fortress Intermediate LLC (“NFI”) to us, and the use of the net proceeds in connection with the completion of the Offering. While we believe this agreement is on terms no less favorable to any party than those that could have been negotiated with an unaffiliated third party, it was not the result of arm’s-length negotiations. All of the transaction expenses incurred in connection with these transactions were paid from the proceeds of the Offering.
Shareholders’ Agreement
General
In connection with the Offering, we entered into a shareholders’ agreement (the “Shareholders’ Agreement”) with New Fortress Energy Holdings and its affiliates. Our Shareholders’ Agreement provides that the parties thereto will use their respective reasonable efforts (including voting or causing to be voted all of our voting shares beneficially owned by each) so that no amendment is made to our operating agreement in effect as of the date of the Shareholders’ Agreement that would add restrictions to the transferability of our shares by New Fortress Energy Holdings or its permitted transferees which are beyond those provided for in our operating agreement, the Shareholders’ Agreement or applicable securities laws, or that nullify the rights set out in the Shareholders’ Agreements of New Fortress Energy Holdings or its permitted transferees unless such amendment is approved by New Fortress Energy Holdings.

Designation and Election of Directors
Our Shareholders’ Agreement provides that, for so long as the Shareholders’ Agreement is in effect, we and New Fortress Energy Holdings shall take all reasonable actions within our respective control (including voting or causing to be voted all of the securities entitled to vote generally in the election of our directors held of record or beneficially owned by New Fortress Energy Holdings or its affiliates, and, with respect to us, including in the slate of nominees recommended by the Board of Directors those individuals designated by New Fortress Energy Holdings) so as to elect to the Board of Directors, and to cause to continue in office, not more than eight directors (or such other number as New Fortress Energy Holdings may agree in writing), of whom, at any given time:
•
a number of directors equal to a majority of the Board of Directors, plus one director, shall be individuals designated by New Fortress Energy Holdings, for so long as New Fortress Energy Holdings directly or indirectly beneficially owns, together with its affiliates and permitted transferees, at least 30% of our voting power, provided that if the Board of Directors consists of six or fewer directors, then New Fortress Energy Holdings shall have the right to designate a number of directors equal to a majority of the Board of Directors;

•
a number of directors equal to a majority of the Board of Directors, minus one director, shall be individuals designated by New Fortress Energy Holdings, for so long as New Fortress Energy Holdings directly or indirectly beneficially owns, together with its affiliates and permitted transferees, less than 30% but at least 20% of our voting power, provided that if the Board of Directors consists of six or fewer directors, then New Fortress Energy Holdings shall have the right to designate a number of directors equal to three directors;

•
a number of directors (rounded up to the nearest whole number) that would be required to maintain New Fortress Energy Holdings’ proportional representation on the Board of Directors shall be individuals designated by New Fortress Energy Holdings for so long as New Fortress Energy Holdings directly or indirectly beneficially owns, together with its affiliates and permitted transferees, less than 20% but at least 10% of our voting power, provided that if the Board of Directors consists of six or fewer directors, then New Fortress Energy Holdings shall have the right to designate a number of directors equal to two directors; and

•
a number of directors (rounded up to the nearest whole number) that would be required to maintain New Fortress Energy Holdings’ proportional representation on the Board of Directors shall be individuals designated by New Fortress Energy Holdings for so long as New Fortress Energy Holdings directly or indirectly beneficially owns, together with its affiliates and permitted transferees, less than 10% but at least 5% of our voting power, provided that if the Board of Directors consists of six or fewer directors, then New Fortress Energy Holdings shall have the right to designate a number of directors equal to one director.

So long as New Fortress Energy Holdings is entitled to designate one or more nominees to the Board of Directors and notifies the Board of Directors of its desire to remove, with or without cause, any director previously designated by it to the Board of Directors, we are required to take all necessary action to cause such removal.
In accordance with the Shareholders’ Agreement, New Fortress Energy Holdings designated Messrs. Catterall, Grain, Griffin, Mack and Wilkinson and Ms. Wanner for election to our Board of Directors.
Indemnification
The Shareholders’ Agreement provides that we will indemnify New Fortress Energy Holdings and its officers, directors, employees, agents and affiliates against losses arising out of third-party claims (including litigation matters and other claims) based on, arising out of or resulting from:
•	the ownership or the operation of our assets or properties, and the operation or conduct of our business, prior to or following the Offering; and
•	any other activities we engage in.

In addition, we have agreed to indemnify New Fortress Energy Holdings and its officers, directors, employees, agents and affiliates against losses, including liabilities under the Securities Act and the Exchange Act, relating to misstatements in or omissions from any registration statement or report that we file, other than misstatements or omissions made in reliance on information relating to and furnished by New Fortress Energy Holdings for use in the preparation of that registration statement or this Proxy Statement, against which New Fortress Energy Holdings has agreed to indemnify us.
Registration Rights
Demand Rights. Under our Shareholders’ Agreement, New Fortress Energy Holdings has, for so long as New Fortress Energy Holdings directly or indirectly beneficially owns, together with its affiliates and permitted transferees, an amount of our Class A and Class B shares (whether owned at the time of the Offering or subsequently acquired) equal to or greater than 1% of the Class A and Class B shares issued and outstanding immediately after the consummation of the Offering (a “Registrable Amount”), “demand” registration rights that allow New Fortress Energy Holdings, for itself and for its affiliates and permitted transferees, at any time after 180 days following the consummation of the Offering, to request that we register under the Securities Act an amount of Class A shares equal to or greater than a Registrable Amount. New Fortress Energy Holdings, for itself and for its affiliates and permitted transferees, are entitled to unlimited demand registrations so long as such persons, together, beneficially own a Registrable Amount. We also are not required to effect any demand registration within one month of a “firm commitment” underwritten offering to which the requestor held “piggyback” rights, described below, and which included at least 50% of the Class A shares requested by the requestor to be included or within one month of any other underwritten offering pursuant to a shelf registration statement.
Piggyback Rights. For so long as New Fortress Energy Holdings beneficially owns, together with its affiliates and permitted transferees, a Registrable Amount, New Fortress Energy Holdings (and its affiliates and permitted transferees) also has “piggyback” registration rights that allow them to include Class A shares that they own in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Form S-4 or Form S-8 or pursuant to an employee benefit plan arrangement) or by any of our other shareholders that have registration rights. These “piggyback” registration rights are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.
Shelf Registration. Under our Shareholders’ Agreement, we granted to New Fortress Energy Holdings or any of its permitted transferees, for so long as New Fortress Energy Holdings, together with its affiliates and permitted transferees, beneficially owns a Registrable Amount, the right to request a shelf registration on Form S-3 providing for offerings of Class A shares issuable upon exercise of the Redemption Right to be made on a continuous basis until all shares covered by such registration have been sold, subject to our right to suspend the use of the shelf registration prospectuses for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12-month period) if we determine that certain disclosures required by the shelf registration statement would be detrimental to us or our shareholders. In addition, New Fortress Energy Holdings, for itself and for its affiliates and permitted transferees, may elect to participate in such shelf registrations within ten days after notice of the registration is given.
Indemnification; Expenses; Lock-ups. Under our Shareholders’ Agreement, we agreed to indemnify the applicable selling shareholder and its officers, directors, employees, managers, members partners, agents and controlling persons against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which it sells Class A shares, unless such liability arose from the applicable selling shareholder’s misstatement or omission, and the applicable selling shareholder agrees to indemnify us against all losses caused by its misstatements or omissions. We will pay all registration and offering-related expenses incidental to our performance under the Shareholders’ Agreement, and the applicable selling shareholder will pay its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its Class A shares under the Shareholders’ Agreement. We have entered into, and have caused our officers and directors to enter into, lock-up agreements in connection with any exercise of registration rights by New Fortress Energy Holdings, for itself and for its affiliates and permitted transferees.
Information Rights
Under our Shareholders’ Agreement, New Fortress Energy Holdings has the right to request certain information from us.

Assistance in the Sale of New Fortress Energy Holdings’ Shares
Under our Shareholders’ Agreement, if New Fortress Energy Holdings seeks to sell its Class A shares other than pursuant to a registration statement, we shall use our reasonable best efforts to assist New Fortress Energy Holdings in the sale process, including by providing information to potential purchasers as requested by New Fortress Energy Holdings.
In addition, if the Board of Directors starts and then abandons a sale process, and New Fortress Energy Holdings subsequently indicates that it wants to sell its Class A shares, we shall permit New Fortress Energy Holdings to engage in discussions with potential purchasers who participated in the abandoned sales process. We shall be obligated to assist New Fortress Energy Holdings in any such sale process.
Amended and Restated Limited Liability Company Agreement of NFI
The NFI limited liability company agreement (the “NFI LLC Agreement”) is filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2019. The following description of the NFI LLC Agreement is qualified in its entirety by reference thereto.
Redemption Rights
Under the NFI LLC Agreement, New Fortress Energy Holdings and any permitted transferees of their NFI LLC Units, subject to certain limitations, have the right, pursuant to the Redemption Right, to cause NFI to acquire all or a portion of its NFI LLC Units for, at NFI’s election, (i) Class A shares at a redemption ratio of one Class A share for each NFI LLC Unit redeemed, subject to conversion rate adjustments for equity splits, equity dividends and reclassification and other similar transactions or (ii) an equivalent amount of cash. NFI will determine whether to issue Class A shares or cash based on facts in existence at the time of the decision, which we expect would include the relative value of the Class A shares (including trading prices for the Class A shares at the time), the cash purchase price, the availability of other sources of liquidity to acquire the NFI LLC Units and alternative uses for such cash. As the sole managing member of NFI, our decision to make a cash payment upon the redemption of NFI LLC Units will be made by a committee of disinterested members of the Board of Directors. Alternatively, upon the exercise of the Redemption Right, NFE (instead of NFI) has the right, pursuant to the Call Right, to, for administrative convenience, acquire each tendered NFI LLC Unit directly from the redeeming NFI unitholder for, at its election, (x) one Class A share, subject to conversion rate adjustments for equity splits, equity dividends and reclassification and other similar transactions or (y) an equivalent amount of cash. Our decision with respect to the Call Right will be made by a committee of disinterested members of the Board of Directors. In connection with any redemption of NFI LLC Units pursuant to the Redemption Right or our Call Right, the corresponding number of Class B shares will be cancelled.
For purposes of any transfer or exchange of NFI LLC Units initially owned by New Fortress Energy Holdings and our Class B shares, the NFI LLC Agreement and our operating agreement contain provisions effectively linking each NFI LLC Unit with one of our Class B shares. Class B shares cannot be transferred without transferring an equal number of NFI LLC Units and vice versa.
Distributions and Allocations
In accordance with the NFI LLC Agreement, subject to the requirement to make tax distributions described below, we have the right to determine when distributions will be made to the holders of NFI LLC Units and the amount of any such distributions. If we authorize a distribution, such distribution will be made to the holders of NFI LLC Units generally on a pro rata basis in accordance with their respective percentage ownership of NFI LLC Units.
NFI allocates its net income or net loss for each year to the holders of NFI LLC Units pursuant to the terms of the NFI LLC Agreement, and the holders of NFI LLC Units, including NFE, generally incur U.S. federal, state and local income taxes on their share of any taxable income of NFI. Net income and losses of NFI are generally allocated to the holders of NFI LLC Units on a pro rata basis in accordance with their respective percentage ownership of NFI LLC Units, subject to requirements under U.S. federal income tax law that certain items of income, gain, loss or deduction be allocated disproportionately in certain circumstances. To the extent NFI has available cash and subject to the terms of NFE’s credit agreements and any other debt instruments, we will cause NFI to make (i) generally pro rata distributions to holders of NFI LLC Units, including NFE, in an amount sufficient to allow NFE to pay its taxes, (ii) additional pro rata distributions to all holders of NFI LLC Units in an amount generally intended to allow holders of NFI LLC Units (other than NFE) to satisfy their respective income tax liabilities with respect to their allocable share of the income of NFI (based on certain assumptions and conventions and as determined by NFI Holdings), and (iii) non-pro rata distributions to NFE in an amount at least sufficient to reimburse it for its corporate and other overhead expenses.
Issuance of Equity
The NFI LLC Agreement provides that, except as otherwise determined by us, at any time NFE issues a Class A share or any other equity security, the net proceeds received by NFE with respect to such issuance, if any, shall be concurrently invested in NFI, and NFI shall issue to NFE one NFI LLC Unit or other economically equivalent equity interest unless such net proceeds are used by NFE to acquire a NFI LLC Unit pursuant to NFE’s exercise of the Call Right. Conversely, if at any time, any of NFE’s Class A shares are redeemed, repurchased or otherwise acquired, NFI shall redeem, repurchase or otherwise acquire an equal number of NFI LLC Units held by NFE, upon the same terms and for the same price, as our Class A shares are redeemed, repurchased or otherwise acquired.
Other Transactions with Related Persons
Miami Ground Lease
We lease the property for our Miami Facility from an affiliate of Fortress. Our subsidiary, LNG Holdings (Florida) LLC (“Florida Holdings”), is the owner and operator of our liquefaction, storage and production facility in Miami, Florida (the “Miami Facility”). Florida Holdings holds rights to the real property on which the Miami Facility is located pursuant to that certain Ground Lease Agreement dated November 20, 2014 (the “Miami Lease”), by and between FDG LR 7 LLC, as landlord (“Miami Landlord”), and Florida Holdings, as tenant (in such capacity, “Miami Tenant”). The Miami Landlord is owned by certain funds managed by an affiliate of Fortress.
The term of the Miami Lease commenced November 20, 2014 and was renewed in November 2019 with a new maturity date of November 20, 2024. The term will automatically extend for four additional periods of five years each (unless Miami Tenant notifies Miami Landlord otherwise as set forth in the Miami Lease). Miami Tenant pays base rent in the amount of $0.3 million per year, which amount shall escalate by 2.5% on each anniversary of the commencement date. Miami Tenant has delivered a security deposit in the amount of $0.1 million, which will be reduced to $0 upon commencement of the second renewal term. Miami Tenant has the right to provide the security deposit in the form of a letter of credit.
Miami Tenant is responsible for all other costs attributable to the Miami leased premises and Miami Facility, including all property taxes, insurance, and utilities, as well as all maintenance, repair, and replacement costs.
Miami Office Lease
We had leased office space from Florida East Coast Industries, LLC (“FECI”), an affiliate of Fortress. In April 2019, FECI sold the office building to a non-affiliate, and as such, the lease of the office space is no longer held with a related party. The expense related to the office building for the period that the building was owned by a related party during the year ended December 31, 2019 totaled $0.6 million, of which $0.4 million was capitalized as leasehold improvements and $0.2 million was included in selling, general and administrative in the consolidated statements of operations and comprehensive loss; no expense for the office space was incurred prior to 2019.
Corporate Headquarters Lease
In November 2018, we entered into a month-to-month non-exclusive license agreement, pursuant to which we lease our corporate offices from the Fortress Shareholder, an entity owned jointly by Wesley R. Edens and Randal A. Nardone. The Fortress Shareholder agreed to be the lessor of record for the lease to facilitate the Company’s ability to occupy the space in the timeframe desired by the Company. Under this license agreement, we incurred rent of approximately $2.7 million for the year ended December 31, 2019, and as of December 31, 2019, $0.9 million was due to the Fortress Shareholder.

Private Aircraft
Mr. Edens owns an aircraft that we charter from a third-party aircraft operator for business purposes in the ordinary course of operations. We, or FIG LLC on our behalf, paid the aircraft operator market rates for the charters. For the year ended December 31, 2019, we incurred charter costs of $5.4 million, and such amount is included within selling, general and administrative expenses. A portion of the charges, approximately $2.1 million, is reimbursed to FIG LLC pursuant to the Administrative Services Agreement described below.
Administrative Services Agreement
We were party to a management services agreement (“Management Agreement”) with FIG LLC, an affiliate of Fortress, pursuant to which FIG LLC provided us with certain back-office services and charges us for selling, general and administrative expenses incurred to provide these services.
Upon completion of the Offering, the Management Agreement was terminated and replaced by an Administrative Services Agreement (“Administrative Agreement”) with FIG LLC to charge the Company for similar administrative and general expenses. The charges under the Management Agreement and Administrative Agreement that are attributable to the Company totaled $7.9 million for the year ended December 31, 2019. As of December 31, 2019, $5.1 million was due to FIG LLC.
Participation in the Offering
Certain of our executive officers and directors (including our Chief Executive Officer and Chairman) purchased 5,000,000 Class A shares in connection with the Offering at the initial public offering price per share and on the same terms as the other purchasers in the Offering for an aggregate of $70 million. The underwriters received the same underwriting discount on these shares as they did on any other shares sold to the public in the Offering.
Fortress Affiliated Entities
Since 2017, the Company has provided certain administrative services to related parties including Fortress Equity Partners. As of December 31, 2019, $1.1 million was due from affiliates. There are no costs incurred by the Company as the Company is fully reimbursed for all costs incurred.

PROPOSAL NO. 2
APPROVAL OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Proposed Independent Registered Public Accounting Firm
Ernst & Young LLP, independent registered public accountants, served as the independent registered public accounting firm for us and our subsidiaries for the fiscal years ended December 31, 2019 and 2018. The Audit Committee has appointed Ernst & Young LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2020 and has further directed that the selection of the independent registered public accounting firm be submitted for approval by the shareholders at the Annual Meeting.
Representatives of Ernst & Young LLP will be present in person at the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.
The Board of Directors recommends that you vote FOR the approval of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2020.
Principal Accountant Fees and Services
The table below sets forth the aggregate fees and expenses for the years ended December 31, 2019 and December 31, 2018 for professional services performed by our independent registered public accounting firm, Ernst & Young LLP:
	Year Ended December 31,
(in thousands)	2019	2018
Audit Fees(1)	$1,750	$1,340
Audit-Related Fees(2)	67	—
Tax Fees(3)	31	10
All Other Fees(4)	1	—
Total Fees	$1,849	$1,350
(1)
Audit fees consists of fees for audit services rendered for the audit of our annual consolidated financial statements, the review of quarterly reports on Form 10-Q, statutory audits required, comfort letters, consents, assistance with and review of documents filed with the SEC, and other attest services.

(2)	Audit-related fees consist of fees for audits services to comply with the terms of certain debt agreements.
(3)	Tax fees consists of fees for professional services rendered by our principal accountant for tax compliance services.
(4)	All other fees consists of fees for access to accounting guidance database.
Our audit committee has the sole authority to (1) retain and terminate our independent registered public accounting firm, (2) approve all auditing services and related fees and the terms thereof performed by our independent registered public accounting firm, and (3) pre-approve any non-audit services and tax services to be rendered by our independent registered public accounting firm. The audit committee is responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm has been given unrestricted access to the audit committee and our management.
The audit committee has adopted a pre-approval policy with respect to services which may be performed by Ernst & Young LLP. This policy lists specific audit-related and tax services as well as any other services that Ernst & Young LLP is authorized to perform and sets out specific dollar limits for each specific service, which may not be exceeded without additional audit committee authorization. The audit committee receives reports on the status of expenditures pursuant to that pre-approval policy. The audit committee reviews the policy at least annually in order to approve services and limits for the current year. Any service that is not enumerated in the policy must receive specific pre-approval by the audit committee. For the fiscal year ended December 31, 2018, we did not have an audit committee or pre-approval policy. The charter of the audit committee and its pre-approval policy require that the audit committee review and pre-approve the plan and scope of Ernst & Young LLP’s audit, audit-related, tax and other services.
Our audit committee has approved the appointment of Ernst & Young LLP as independent registered public accounting firm to conduct the audit of the Company’s consolidated financial statements for the year ending December 31, 2020.

ADVANCE NOTICE FOR SHAREHOLDER NOMINATIONS AND PROPOSALS
FOR 2021 ANNUAL MEETING
Proposals received from shareholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Shareholder proposals are eligible for consideration for inclusion in the proxy statement for the 2021 annual meeting of shareholders if they are received by the Company on or before December 29, 2020. However, if the 2021 annual meeting date is advanced or delayed by more than 30 days from the anniversary of the previous year’s meeting, to be timely a proposal by the shareholders must be received no later than a reasonable time before the Company begins to print and send its proxy materials. In addition, all proposals will need to comply with Rule 14a-8, which lists the requirements for inclusion of shareholder proposals in company-sponsored proxy materials. Any proposal should be directed to the attention of the Company’s Secretary at 111 W. 19th Street, 8th Floor, New York, New York 10011.
In order for a shareholder proposal, including proposals regarding director nominees, submitted outside of Rule 14a-8 to be considered at any annual meeting of shareholders, our LLC Agreement requires that such proposal be made by an eligible shareholder who has delivered a timely notice to the Secretary of the Company at our principal executive offices and otherwise meets the information and procedural requirements prescribed by our LLC Agreement. Subject to certain exceptions, in order for a proposal relating to business to be conducted at our 2021 annual meeting of shareholders to be “timely” under the Company’s LLC Agreement, it must be received by the Secretary of the Company at our principal executive office no earlier than December 29, 2020 and no later than January 28, 2021. However, in the event that the date of mailing of the notice of the 2020 annual meeting of shareholders is advanced or delayed by more than 30 days from June 8, 2021, for a proposal by the shareholders to be timely, it must be received no later than the 10th day after the earlier of the day on which notice of such meeting is posted to shareholders or the day on which public announcement of the date of such meeting is first made by the Company. All director nominations and shareholder proposals, other than shareholder proposals made pursuant to Rule 14a-8, must comply with the requirements of our LLC Agreement, or they may be excluded from consideration at the meeting.
OTHER MATTERS
The Board of Directors knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.
No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.
ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC, which are available to the public from commercial document retrieval services and on the website maintained by the SEC at www.sec.gov. In addition, our SEC filings are available, free of charge, on our website: www.newfortressenergy.com. Such information will also be furnished upon written request to New Fortress Energy LLC, 111 W. 19th Street, 8th Floor, New York, New York 10011, Attention: Investor Relations.
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for annual reports and proxy statements with respect to two or more shareholders sharing the same address by delivering a single annual report and proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single annual report and proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to New Fortress Energy LLC, 111 W. 19th Street, 8th Floor, New York,

New York 10011, Attention: Investor Relations or by contacting Investor Relations at (212) 798-6128, and we will deliver promptly a separate copy of the annual report and proxy statement.
Instead of receiving future copies of our proxy materials by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site and also will also help preserve environmental resources.
Shareholders of Record. If you vote on the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service.
Street Name Holders. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.
Your election to receive proxy materials by email will remain in effect until you terminate it.
By Order of the Board of Directors,

/s/ Cameron D. MacDougall
Cameron D. MacDougall Secretary
New York, New York
April 28, 2020

NEW FORTRESS ENERGY LLC
111 WEST 19TH STREET
8TH FLOOR
NEW YORK, NY 10011

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time the day before the meeting or cut- off date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time the day before the meeting or cut-off date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 John J. Mack   02 Katherine E. Wanner   03 Matthew Wilkinson

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2 To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for New Fortress Energy LLC for fiscal year 2020.	☐	☐	☐

NOTE: The Board of Directors may consider and act upon any other business properly presented at the Annual Meeting. If a proxy is properly executed, then your shares will be voted either in the manner you indicate, or if no direction is indicated, in the manner directed by the Board of Directors (including with respect to any matter not specified above that is properly presented at the Annual Meeting or any adjournment or postponement thereof). For detailed instructions on how to register and attend the meeting, please see the proxy statement.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000466423_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

NEW FORTRESS ENERGY LLC
Annual Meeting of Shareholders
June 8, 2020
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Christopher S. Guinta and Yunyoung Shin, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Common Shares of NEW FORTRESS ENERGY LLC that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Eastern Time on June 8, 2020 at Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates, One Manhattan West, New York, NY 10001, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED (i) FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND (ii) FOR THE AUDITOR RATIFICATION PROPOSAL.

Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000466423_2 R1.0.1.18